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                   PURCHASE AND INDUCEMENT AGREEMENT

                       Dated as of May 17, 1996

                             By and Among

                          OSI HOLDINGS CORP.

                       ACCOUNT PORTFOLIOS, INC.

                       ACCOUNT PORTFOLIOS, L.P.

                        GULF STATE CREDIT, L.P.

                        PERIMETER CREDIT, L.P.

                          MLQ INVESTORS, L.P.

                                  AND

                         GOLDMAN, SACHS & CO.


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                   PURCHASE AND INDUCEMENT AGREEMENT

     PURCHASE AND INDUCEMENT AGREEMENT dated as of May 17, 1996 by and among OSI HOLDINGS CORP., a corporation organized under the laws of the State of Delaware ("OSI Holdings"), ACCOUNT PORTFOLIOS, INC., a corporation organized under the laws of the State of Delaware ("API"), ACCOUNT PORTFOLIOS, L.P., a limited partnership organized under the laws of the State of Georgia ("APLP"), GULF STATE CREDIT, L.P., a limited partnership organized under the laws of the State of Georgia ("Gulf State"), PERIMETER CREDIT, L.P., a limited partnership organized under the laws of the State of Georgia ("Perimeter", and together with OSI Holdings, API, APLP and Gulf State, the "Purchasers"), MTGLQ INVESTORS, L.P. ("MTGLQ") and MLQ INVESTORS, L.P. ("MLQ"), each a limited partnership organized under the laws of the State of Delaware (collectively, the "Seller") and GOLDMAN, SACHS & CO., a partnership organized under the laws of the State of New York ("Goldman Sachs").

          WHEREAS, the Seller owns all of the Interests (as defined below), which are owned by MTGLQ and MLQ as indicated on Schedule I hereto;

          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Seller desires to sell the Interests, and the Purchasers desire to purchase the Interests;

          WHEREAS, as a further inducement to enter into this Agreement, the Purchasers and Goldman Sachs have made further agreements as set forth herein; and

          WHEREAS, it is the intention of the parties hereto that, upon the consummation of the transactions contemplated by this Agreement, the Purchasers shall own all of the Interests.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                               ARTICLE I

                              DEFINITIONS

          ss.1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor
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below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

          "Agreement" shall mean this Agreement, as amended, modified or supplemented from time to time.

          "API" shall have the meaning specified in the preamble to this Agreement.

          "APLP" shall have the meaning specified in the preamble to this Agreement.

          "Charged-Off Loans" shall mean consumer loans, consumer receivables, retail installment sales contracts or other like consumer assets including deficiency claims against borrowers following foreclosure on home mortgage loans (but otherwise excluding mortgage loans): (i) the full face amount of which has been charged off by the seller and (ii) which are capable of being purchased at less than 15% of their original face amount.

          "Charged-Off Loan Portfolio" shall mean a portfolio of loans 75% of which (by value) are Charged-Off Loans.

          "Closing" shall have the meaning specified in Section 3.1.

          "Closing Date" shall have the meaning specified in Section 3.1.

          "Encumbrances" shall mean any encumbrance, lien, charge, security interest or other restriction of any kind or character.

          "Goldman Sachs" shall have the meaning specified in the preamble to this Agreement.

          "GS-Sourced Portfolio" shall mean each Charged-Off Loan Portfolio for which the Goldman Sachs Mortgage Securities Department shall give API written notice of a purchasing opportunity in accordance with Section 7.1(b) unless API shall have, prior, or contemporaneously with, receiving such notice from Goldman Sachs, notified the Goldman Sachs Mortgage Securities Department in writing that it has received such opportunity from another source.

          "Gulf State" shall have the meaning specified in the preamble to this Agreement.


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          "Interests" shall mean collectively the undivided interests owned by the Seller in each of the portfolios of loans, consumer receivables, retail installment sales contracts or other assets set forth on Schedule I attached hereto.

          "Material Adverse Change" means, with respect to any Person, a material adverse change in such Person's business, assets, liabilities, financial condition, operations or business prospects.

          "Material Adverse Effect" means, with respect to any Person, a material adverse effect upon such Person's business, assets, liabilities, financial condition, operations or business prospects.

          "Note" shall have the meaning specified in Section 2.2.

          "OSI Holdings" shall have the meaning specified in the preamble to this Agreement.

          "Perimeter" shall have the meaning specified in the preamble to this Agreement.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          "Purchase Price" shall have the meaning specified in Section 2.2.

          "Purchasers" shall have the meaning specified in the preamble to this Agreement.

          "Seller" shall have the meaning specified in the preamble to this Agreement.

          "Shares" shall have the meaning specified in Section 2.2.


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                                   ARTICLE II

                              PURCHASE OF INTERESTS

     ss.2.1 Purchase and Sale of Interests. Upon the terms and subject to the conditions set forth in this Agreement, OSI Holdings and API agree to purchase from MTGLQ and MLQ, and MTGLQ and MLQ agree to sell, convey, transfer, assign and deliver to OSI Holdings and API, as applicable, on the Closing Date, against the receipt by MTGLQ and MLQ of the consideration specified in Section 2.2 (an aggregate value of $14,772,771.18, $8,000,000 of which is being purchased by OSI Holdings from MLQ and $6,772,771.18 of which is being purchased by API from MTGLQ and MLQ), the Interests, free and clear of any Encumbrances of any kind.

     ss.2.2. Purchase Price. In consideration for the sale by MTGLQ and MLQ of the Interests to OSI Holdings and API, on the Closing Date, OSI Holdings and API, as applicable, shall deliver to MTGLQ and MLQ, as applicable, the following (the "Purchase Price"):

          (a) from OSI Holdings to MLQ, 640,000 shares of Class C Non-Voting Common Stock, par value $.01 per share, of OSI Holdings (the "Shares"), made out in the name of MLQ (an aggregate value of $8,000,000);

          (b) from API, (i) an unsecured promissory note in an aggregate principal amount of $3,500,000 due September 1, 2000, issued by API to MTGLQ in the form attached hereto as Exhibit I (the "Note") and (ii) to MLQ, an amount equal to $3,272,771.18, by wire transfer of immediately available funds to an account specified by MLQ;

          (c) from OSI Holdings the letter agreement in the form attached as
     Exhibit II;

          (d) from OSI Holdings a subordinated guarantee of the Note in the form attached as Exhibit III.

                                  ARTICLE III.

                                     CLOSING

     ss.3.1 Closing. The closing of the sale referred to in Section 2.1 (the "Closing") shall take place at 10:00 A.M. at the offices of White & Case, New York, New York on the date hereof, or at such other time, date and place as the parties hereto shall by


                                       -4-
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written instrument designate. Such time and date are herein referred to as the
"Closing Date."

     ss.3.2. Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver to OSI Holdings and API such documents, instruments and evidences of transfer and conveyance, duly executed by the Seller, as the Purchasers shall reasonably deem necessary to vest in OSI Holdings and API, as applicable, valid title to the Interests free and clear of any Encumbrance of any kind, and such other documents as the Purchasers may reasonably request to demonstrate compliance with this Agreement by the Seller and Goldman Sachs.

     ss.3.3. Deliveries by the Purchasers at Closing. At the Closing, OSI Holdings and API, as applicable, shall deliver to the Seller (a) the cash payments referred to above in Section 2.2, (b) the Shares, (c) the Note and (d) such documents, instruments and other evidences as shall be reasonably required by the Seller.

     ss.3.4. Further Assurances. On or after the Closing Date, the Seller shall, at the Purchasers' reasonable request, from time to time execute and deliver such further instruments of conveyance, assignment and transfer, or cause to be taken, such other actions as the Purchasers may reasonably request for the more effective conveyance, assignment and transfer of the Interests to OSI Holdings and API, respectively.

                                   ARTICLE IV

                          REPRESENTATIONS OF THE SELLER

     ss.4. Representations of the Seller. The Seller represents, warrants and agrees with the Purchasers as follows:

     ss.4.1. Existence in Good Standing. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

     ss.4.2 Authorization and Validity of Agreement. The Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller and the performance of its obligations hereunder have been duly authorized and approved by the Seller and no other action on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement by the Seller. This Agreement has been duly executed and delivered by the Seller and is a valid and binding obligation of the Seller, enforceable against the Seller







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in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     ss.4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Seller will not (a) violate or contravene any provision of the organizational documents of the Seller, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which the Seller is bound (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person, or (d) conflict with or result in a breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which the Seller is a party or by which the Seller is bound, which conflict, breach or default would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

     ss.4.4 Ownership of Interests. The Seller is the lawful owner of the Interests, free and clear of all Encumbrances of every kind.

     ss.4.5 Restrictions on Shares; Shares Subject to Stockholders Agreement. The Seller acknowledges that the Shares to be delivered to the Seller as part of the Purchase Price hereunder have not been registered under the Securities Act of 1933 and are subject to various restrictions (including restrictions on transfer) contained in that Amended and Restated Stockholders Agreement, dated as of February 16, 1996, and attached hereto as Exhibit IV. The Seller hereby makes the representations and warranties contained in Section 4.1 of the Stockholders Agreement.

                                    ARTICLE V

                        REPRESENTATIONS OF GOLDMAN SACHS

     ss.5. Representations of Goldman Sachs. Goldman Sachs represents, warrants and agrees with the Purchasers as follows:

     ss.5.1. Existence in Good Standing. Goldman Sachs is a partnership duly organized, validly existing and in good standing under the laws of the State of New York.

     ss.5.2 Authorization and Validity of Agreement. Goldman Sachs has the requisite power and authority to enter into this Agreement and to perform its obligations


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hereunder. The execution and delivery of this Agreement by Goldman Sachs and the performance of its obligations hereunder have been duly authorized and approved by Goldman Sachs and no other action on the part of Goldman Sachs is necessary to authorize the execution, delivery and performance of this Agreement by Goldman Sachs. This Agreement has been duly executed and delivered by Goldman Sachs and is a valid and binding obligation of Goldman Sachs enforceable against Goldman Sachs in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     ss.5.3 No Conflicts. The execution, delivery and performance of this Agreement by Goldman Sachs will not (a) violate or contravene any provision of the organizational documents of Goldman Sachs, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which Goldman Sachs is bound (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person, or (d) conflict with or result in a breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which Goldman Sachs is a party or by which Goldman Sachs is bound, which conflict, breach or default would have a material adverse effect on the ability of Goldman Sachs to perform its obligations under this Agreement.

                                   ARTICLE VI

                        REPRESENTATIONS OF THE PURCHASERS

     ss.6. Representations of the Purchasers. The Purchasers, jointly and severally, represent, warrant and agree with the Seller and Goldman Sachs as follows:

     ss.6.1. Existence in Good Standing. Each of the Purchasers is a corporation or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the State of its respective jurisdiction of organization.

     ss.6.2 Authorization and Validity of Agreement. Each of the Purchasers has the requisite power and authority to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchasers (including in the case of API, the execution and delivery of the Note) and the performance of their respective obligations hereunder have been duly authorized and approved by the Purchasers and no other action on the part of the Purchasers is necessary to authorize the execution, delivery and performance of this


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Agreement by the Purchasers (including in the case of API, the Note). This
Agreement (and in the case of API, the Note) has been duly executed and delivered by the Purchasers and is a valid and binding obligation of such Purchasers, enforceable against such Purchasers in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

     ss.6.3 No Conflicts. The execution, delivery and performance of this Agreement (and in the case of API, the Note) by the Purchasers will not (a) violate or contravene any provision of the organizational documents of the Purchasers, (b) result in a violation of any law, rule, ordinance, regulation, order, judgment or decree by which the Purchasers are bound, (c) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person, or (d) conflict with or result in a breach of or default under any mortgage, lien, lease, license, permit, agreement, contract or instrument to which any of the Purchasers are a party or by which the Purchasers are bound, which conflict, breach or default would have a material adverse effect on the ability of the Purchasers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

     ss.6.4 Capital Stock. The authorized capital stock of OSI Holdings consists of 1,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), 7,500,00 shares of Voting Common Stock, par value $.01 per share (the "Voting Common Stock"), 7,500,000 shares of Class A Non-Voting Common Stock, par value $.01 per share (the "Class A Non-Voting Common Stock"), 500,000 shares of Class B NonVoting Stock, par value $.01 per share (the "Class B Non-Voting Common Stock") and 1,500,000 shares of Class C Non-Voting Common Stock, par value $.01 per share (the "Class C Non-Voting Common Stock") of which 800,000 shares of Preferred Stock, 3,417,134.01 shares of Voting Common Stock, 391,740.58 shares of Class A NonVoting Common Stock, 400,000 shares of Class B Non-Voting Common Stock and 400,000 shares of Class C Non-Voting Common Stock are outstanding. All of the issued shares of capital stock of OSI Holdings have been duly and validly authorized and issued and are fully paid and non-assessable. Except for warrants to purchase 46,089 shares of Common Stock of OSI Holdings at a strike price of $12.50 per share and except for OSI Holdings' 1995 Stock Option and Stock Award Plan under which 294,182 shares of Common Stock of OSI Holdings has been reserved for issuance, there are no options, warrants, conversion or other rights, agreements or commitments of any kind obligating OSI Holdings, contingently or otherwise, to issue or sell any shares of OSI Holdings capital stock or any securities convertible into or exchangeable for any such shares. All of the issued shares of capital stock of each subsidiary of OSI Holdings have been duly and validly authorized and issued, are fully paid and non-


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assessable and are owned directly or indirectly by OSI Holdings, free and clear of all liens, encumbrances, equities or claim. The Shares to be received by the Seller in accordance with the terms of this Agreement will, upon issuance and sale to Seller in accordance with this Agreement, be duly authorized, validly issued and fully paid and nonassessable.

          ss.6.5. Financial Statements. Purchasers have furnished or caused to be furnished to Goldman Sachs copies of the unaudited balance sheet of OSI Holdings as of September 21, 1995, the audited balance sheet of Continental Credit Services Inc. and related companies as of September 30, 1995 and the unaudited balance sheet of A.M. Miller & Associates Inc. as of September 30, 1995, and the related statements of income and cash flow for the periods covered thereby. Such balance sheets and statements present fairly in all material respects, and in the case of OSI Holdings and Continental Credit Services Inc. in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods involved, the consolidated financial position of OSI Holdings and of A.M. Miller & Associates Inc. and Continental Credit Services Inc. as at their respective dates and the results of operations and the cash flow of such companies for such periods. Except as disclosed in such balance sheets or statements, OSI Holdings and its subsidiaries (taken as a whole) have no material liabilities, contingent or otherwise, nor were there any material unrealized or anticipated losses of OSI Holdings and its subsidiaries (taken as a whole) as of the date hereof. Since the date of such financial statements, there has been no Material Adverse Change for OSI Holdings and its subsidiaries, taken as a whole.

          ss.6.6 No Violations. None of the Purchasers nor any of their respective subsidiaries is in violation of its Certificate of Incorporation or By-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except for such defaults as would not individually or in the aggregate have a Material Adverse Effect upon OSI Holdings and its subsidiaries taken as a whole.

          ss.6.7 Litigation. There are no legal or governmental proceedings pending to which any of the Purchasers or any of their respective subsidiaries is a party or of which any property of any of the Purchasers or any of their respective subsidiaries is the subject which, if determined adversely to any of the Purchasers or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect on OSI Holdings and its subsidiaries taken as a whole; and, to the best of each Purchaser's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.


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          ss.6.8 Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to Goldman Sachs by, on behalf of, or at the direction of, any Purchaser or any subsidiary thereof were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give Goldman Sachs a true and accurate knowledge of the subject matter. No document furnished or written statement made to Goldman Sachs in connection with the negotiation, preparation of execution of this Agreement contains or will contain any untrue statement of a fact material to any Purchasers or omits or will omit to state a material fact necessary, in light of the circumstances under which they were given, in order to make the statements contained therein not misleading.

          ss.6.9 Investment Company Act. None of the Purchasers is and, after giving effect to the transactions contemplated hereby, none of the Purchasers will be an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                                   ARTICLE VII

                                OTHER AGREEMENTS

     ss.7.1 Devotion of Resources. Exclusive Right to Purchase Portfolios. (a) For a period of three years from the date hereof and so long as no event specified in Schedule II attached hereto shall have occurred and be continuing, Goldman Sachs agrees that it will cause its Mortgage Securities Department to use its reasonable best efforts to find opportunities to purchase Charged Off Loan Portfolios from consumer finance companies, banks, thrifts and retailers that are in the business of providing consumer credit in order to assist API and its affiliates in sourcing Charged-Off Loan Portfolio purchasing opportunities.

          (b) In addition, for a period of three years from the date hereof and so long as no event specified in Schedule II attached hereto shall have occurred and be continuing, Goldman Sachs will provide API and its affiliates with the exclusive opportunity, on not less than 15 days written notice, to purchase any portfolios of Charged-Off Loans sourced, directly or indirectly, by Goldman Sachs Mortgage Securities Department, except that such opportunity shall be non-exclusive on no less favorable terms than may be offered to other customers of the Goldman Sachs Mortgage Securities Department if Goldman Sachs is acting as financial advisor to the seller of such Charged-Off Loan Portfolio or otherwise may be deemed to have a legal duty to such seller to offer such opportunities to others. For purposes of this Section 7.1(b), API shall be deemed to have received the exclusive opportunity to purchase a Charged-Off Loan Portfolio if it shall have received written notice of such opportunity


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at least 15 days before the Goldman Sachs Mortgage Securities Department shall make such opportunity known to any of its other clients. Purchasers understand and agree, however, that nothing herein shall obligate Goldman Sachs to cause any prospective seller of a Charged-Off Loan Portfolio to make such opportunity available to API on an exclusive basis for any period of time nor shall Goldman Sachs be obligated to prevent any seller from independently offering such opportunity to other prospective purchasers, including prospective purchasers who may be customers or clients of Goldman Sachs.

     ss.7.2 Participation Rights. In consideration of the transactions contemplated hereby, API and its affiliates will, for a period of three years from the date hereof and so long as Goldman Sachs shall be obligated to perform the services contemplated by Section 7.1, provide the Seller with the opportunity to purchase, on the same terms and conditions as API on not less than 30 days prior written notice, up to a 25% participation interest in all GS-Sourced Portfolio purchases by API or its affiliates in excess of $5,000,000 per year; provided that it is understood that any portfolio of Charged-Off Loans purchased by API or its affiliates from Bally's Health and Tennis Corporation shall not be deemed to be GS-Sourced Portfolios and therefore would not be counted in calculating the $5,000,000 of GS-Sourced Portfolio purchases. Such participations will be offered pursuant to, and in the form of, a participation agreement along with a related servicing agreement and collateral assignments, each in the form attached hereto as Exhibits V, VI, VII and VIII, respectively. Without limiting the generality of the foregoing, the parties understand and agree that (i) Goldman Sachs's right to a 25% participation interest shall apply to each dollar of GS-Sourced Portfolios that API and its affiliates purchase in any year in excess of the $5,000,000 threshold so that, for instance, if API purchases a $2,000,000 GS-Sourced Portfolio, having previously purchased in such year $4,000,000 of GS-Sourced Portfolios, Goldman Sachs shall be entitled to purchase a $250,000 undivided participation interest in such $2,000,000 portfolio and (ii) "per year" means in each of the one-year periods ending on each of the first three anniversaries of the date of this Agreement.

     ss.7.3 Termination of Letter Agreement Obligations. In consideration of the transactions contemplated hereby, each of APLP and Goldman Sachs agree that the obligations of each such party pursuant to each of the respective Letter Agreements dated June 29, 1994 and September 8, 1994 (collectively the "Letter Agreements") between such parties shall be terminated and shall be of no further force and effect.

     ss.7.4 Release of Claims. Each party hereto hereby releases and discharges every other party hereto and all of such other party's officers, directors, employees, agents, affiliates, successors and assigns from any and all claims, causes of action and liabilities, known or unknown which any of them ever had or now have, arising out of or resulting from the Interests or the Letter Agreements, except with respect to the


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representations, warranties, covenants, agreements and other terms and conditions of this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     ss.8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained herein shall survive the consummation of the transactions contemplated by this Agreement.

     ss.8.2 Expenses. Each of the parties hereto shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel.

     ss.8.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     ss.8.4 Jurisdiction. The Seller and the Purchasers each hereby irrevocably:
(a) submits to the non-exclusive jurisdiction of any court of the State of New York sitting in Manhattan and the federal courts of the United States of America for the Southern District of New York for the purpose of any action or proceeding relating to this Agreement; (b) waives, to the fullest extent permitted by law, the defense of an inconvenient forum in any action or proceeding in any such New York State or federal court; (c) agrees that a final judgment in any action or proceeding in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; (d) consents to service of process upon it by mailing a copy thereof by certified or registered mail addressed to it as provided for notices hereunder; and (e) to the extent that it or its properties have or hereafter may acquire immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aide of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

     ss.8.5 Notices. All notices pursuant to this Agreement shall be given in writing hand-delivered or mailed or sent by facsimile transmission to the address or facsimile number (as the case may be) specified for the intended recipient on Schedule III attached hereto, or to such other address or number as the intended recipient may have designated by notice to the other party. All such notices shall be effective upon receipt.


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     ss.8.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     ss.8.7 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     ss.8.8 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

     ss.8.9 Entire Agreement. This Agreement, including the other documents referred to herein or which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     ss.8.10 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto.

     ss.8.11 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     ss.8.12 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

     ss.8.13 Transfer Taxes. All sales, value added, use, transfer, registration, stamp, documentary and similar taxes imposed in connection with the sale of the Interests or any other transaction which occurs pursuant to this Agreement shall be borne equally by the Purchasers, on the one hand, and by the Seller, on the other hand.


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     IN WITNESS WHEREOF, each of the parties have duly executed this Agreement, all as of the day and year first above written.


                                        OSI HOLDINGS CORP.


                                        By:  /s/ David E. King
                                           ------------------------------
                                           Name: David E. King
                                           Title: President

                                        ACCOUNT PORTFOLIOS, INC.


                                        By:  /s/ David E. King
                                           ------------------------------
                                           Name: David E. King
                                           Title: President

                                        ACCOUNT PORTFOLIOS, L.P.

                                        By: Account Portfolios G.P., Inc.,
                                            its general partner


                                        By:  /s/ David E. King
                                           ------------------------------
                                           Name: David E. King
                                           Title: President

                                        GULF STATE CREDIT, L.P.

                                        By:  Account Portfolios G.P., Inc.,
                                            its general partner


                                        By:  /s/ David E. King
                                           ------------------------------
                                           Name: David E. King
                                           Title: President


                                        PERIMETER CREDIT, L.P.

                                        By:  Account Portfolios G.P., Inc.,
                                            its general partner

                                        By:  /s/ David E. King
                                           ------------------------------
                                           Name: David E. King
                                           Title: President

                                        MLQ INVESTORS, L.P.

                                        By:  MLQ, INC.


                                        By:  /s/ Peter T. Cirenza
                                           ------------------------------
                                            Name: Peter T. Cirenza
                                            Title: Vice President


                                        MTGLQ INVESTORS, L.P.

                                        By: MTGLQ INC.


                                        By:  /s/ Peter T. Cirenza
                                           ------------------------------
                                            Name: Peter T. Cirenza
                                            Title: Vice President